UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 21, 2007
Date of Earliest Event Reported: September 20, 2007

Quest Group International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-26694	87-0681500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18 Technology, Suite 130	92618
Irvine, CA

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(801) 765-1301

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of  Certain Officers; Compensatory Arrangements of Certain Officers

Steven Gershick was appointed as the Chief Financial Officer of the Company by the Board of Directors on September 20, 2007. Mr. Gershick, age 52, has served as a consultant to the Company since June 1, 2007. Mr. Gershick will serve the Company on a part-time and non-exclusive basis. Mr. Gershick is also the Chief Financial Officer of Santa Monica Capital Partners and a financial and securities regulation consultant to Santa Monica Media Corporation. Prior to such positions, he served as Chief Financial Officer of PrimeGen Biotech, LLC, a stem cell research company, since 2004, and as a financial and securities regulation consultant for St. Cloud Capital Partners, LP, an SBIC providing mezzanine financing to middle market companies, since 2006. From 2002 until 2005, Mr. Gershick served as a financial and securities regulations consultant for Amazing Global Technologies, Ltd. and as Chief Financial Officer of Case Financial, Inc. Prior to such engagements, Mr. Gershick served as President and Chief Executive Officer of Spatializer Audio Laboratories, Inc. and its operating subsidiaries from 1992 to 1998. Mr. Gershick has been a certified public accountant since 1979.

The Company entered into a five-year employment agreement with Mr. Gershick pursuant to which the Company agreed to pay Mr. Gershick an annual salary of $120,000. Thereafter, the salary will increase by a minimum of 5% each year during the term of his employment. The agreement provides discretion for the Company’s Board of Directors to grant a bonus to Mr. Gershick based upon the performance of the Company and Mr. Gershick. This Agreement can be terminated by either the Company for cause or by Mr. Gershick for good reason.

Mr. Gershick replaces Kurt Brendlinger as the Company’s Chief Financial Officer. Mr. Brendlinger remains a director of the Company.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

	Exhibit No.	Title

	10.1	Employment Agreement by and between Quest Group International, Inc. and Steven Gershick dated September 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST GROUP INTERNATIONAL, INC.

Date: September 21, 2007	By:	/s/ Dr. Harin Padma-Nathan
Dr. Harin Padma-Nathan, Chief Executive Officer